                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                                      THE ALPINE GROUP, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

November 21, 2001

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Alpine Group, Inc. (the "Company"), a Delaware corporation, to be held on Thursday, December 20, 2001 at 12:00 p.m., local time, at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida.

    At this meeting, you will be asked to consider and vote upon the election of five directors of the Company and the ratification of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

    YOUR VOTE IS IMPORTANT. The Board of Directors appreciates and encourages stockholder participation in the Company's affairs and cordially invites you to attend the meeting in person. It is important in any event that your shares be represented and we ask that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience. Alternatively, in lieu of returning signed proxy cards, stockholders of record can vote their shares by telephone by following the instructions enclosed with this proxy statement.

    We sincerely thank you for your support.

                                          Very truly yours,
                                          Steven S. Elbaum
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 20, 2001

TO THE STOCKHOLDERS OF THE ALPINE GROUP, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Alpine Group, Inc. (the "Company"), a Delaware corporation, will be held on Thursday, December 20, 2001 at 12:00 p.m., local time, at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida, for the purposes of considering and voting upon the following matters, as more fully described in the attached Proxy Statement:

    1.  To elect five directors of the Company;

    2. To ratify the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 15, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors,
                                          Stewart H. Wahrsager
                                          SECRETARY

November 21, 2001

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE MARK, DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) SO THAT YOUR VOTE CAN BE RECORDED. ALTERNATIVELY, IN LIEU OF RETURNING SIGNED PROXY CARDS, YOU CAN VOTE YOUR SHARES BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ENCLOSED WITH THIS PROXY STATEMENT.

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 20, 2001

    This Proxy Statement is being furnished to the stockholders of The Alpine Group, Inc. (the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Company for use at the Annual Meeting of Stockholders to be held at 12:00 p.m., local time, on Thursday, December 20, 2001 at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida and at any and all adjournments or postponements thereof.

    The stockholders of record at the close of business on November 15, 2001 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof. As of October 31, 2001, there were issued and outstanding 13,905,076 shares of the Company's common stock, par value $.10 per share (the "Alpine Common Stock"), and 250 shares of the Company's 9% Cumulative Convertible Senior Preferred Stock, par value $1.00 per share (the "9% Preferred Stock"), the only classes of voting securities outstanding. Each stockholder of record will be entitled to one vote for each share of Alpine Common Stock and 100 votes for each share of 9% Preferred Stock registered in his or her name on the record date. The holders of the Alpine Common Stock and the 9% Preferred Stock will vote together as a class on all matters presented at the meeting. A majority of all the outstanding shares of the Alpine Common Stock constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting.

    Stockholders may revoke the authority granted by their executed proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Solicitation of proxies will be made chiefly through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company (who will not be specifically compensated for such services). The Company may also enlist the aid of brokerage houses or the Company's transfer agent in soliciting proxies, and the Company will reimburse them for their reasonable expenses. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. This proxy statement and accompanying form of proxy are being mailed to stockholders on or about November 21, 2001.

    Shares of the Alpine Common Stock and the 9% Preferred Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote all proxies received by them in favor of the five nominees named herein for election as directors and in favor of the ratification of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company. The Board of Directors does not know of any other matters which may be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

    If a quorum is present at the meeting, the nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company. Abstentions from voting on the proposal to elect directors will have no effect due to the fact that such elections are by a plurality, but abstentions from voting on the proposal to ratify the appointment of the Company's auditors will have the effect of a "no" vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on a proposal.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

    As of October 31, 2001, there were issued and outstanding 13,905,076 shares of Alpine Common Stock and 20,854,304 shares of common stock, par value $.01 per share ("Superior Common Stock"), of Superior TeleCom Inc., the Company's majority owned subsidiary ("Superior TeleCom"). The following table contains information as of such date regarding the number of shares of Alpine Common Stock and Superior Common Stock beneficially owned by (i) each person known to the Company to have beneficial ownership of more than 5% of the Alpine Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. The information contained herein is based on information provided by such beneficial holders to the Company or contained in publicly filed documents with the Securities and Exchange Commission. All references herein to shares of Superior Common Stock and to per share information relating to Superior Common Stock have been adjusted to reflect a five-for-four stock split effected by Superior TeleCom on February 2, 1998 and again on February 3, 1999 and a 3% stock dividend issued by Superior TeleCom on February 11, 2000.

                                                      ALPINE COMMON STOCK        SUPERIOR COMMON STOCK
                                                   -------------------------   --------------------------
                                                   NUMBER OF      PERCENT OF   NUMBER OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)             SHARES          CLASS        SHARES          CLASS
---------------------------------------            ---------      ----------   ----------      ----------
Steven S. Elbaum.................................  2,945,501(2)      20.1%     11,300,619(15)     53.1%
Alexandra Investment Management, LLC.............  2,050,791(3)      14.7              --           --
  237 Park Avenue
  Ninth Floor
  New York, NY 10017
Morgan Stanley Dean Witter & Co..................    928,156(4)       6.7              --           --
  1585 Broadway
  New York, NY 10036
Bragi F. Schut...................................    877,553(5)       6.2          54,254(16)        *
David S. Aldridge................................    541,619(6)       3.8         193,866(17)        *
Kenneth G. Byers, Jr.............................    526,513(7)       3.8           5,195(18)        *
Stephen M. Johnson...............................    353,859(8)       2.5              --           --
John C. Jansing..................................    226,022(9)       1.6           2,363(19)        *
James R. Kanely..................................    200,181(10)      1.4           2,597(20)        *
Stewart H. Wahrsager.............................    182,131(11)      1.3          89,100(21)        *
Randolph Harrison................................     57,161(12)        *              --           --
Ernest C. Janson, Jr.............................     26,156(13)        *              --           --
All directors and executive officers as a          5,692,697(14)     35.9      11,585,106(22)     54.1
  group..........................................

------------------------

*   Less than one percent

(1) Unless otherwise indicated, the address of each beneficial owner is c/o The Alpine Group, Inc., 1790 Broadway, New York, New York 10019-1412

(2) Includes (i) 1,262 shares owned by Mr. Elbaum's wife as custodian for their son, as to which shares Mr. Elbaum disclaims beneficial ownership,
    (ii) 715,170 shares issuable upon exercise of certain stock options and
    (iii) 212,591 shares of restricted stock. Also, (A) 86,051 shares of such restricted stock and 579,974 shares received upon exercise of certain stock options have been credited to Mr. Elbaum's account under the Company's Deferred Stock Account Plan, which provides that such shares shall be voted by action of the Board of Directors of the Company, and (B) 70,540 shares of such restricted stock and 203,348 shares received upon exercise of certain stock options have been credited to the accounts of certain other officers and employees of the Company under the Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares.

(3) Based upon information provided to the Company by Alexandra Investment Management, LLC. In addition, Mikhail A. Filimonov and Dimitri Sogoloff, principals of Alexandra Investment Management, LLC, may be deemed to be the beneficial owners of such shares by reason of their power to direct the voting and disposition of such shares.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2001. Morgan Stanley Dean Witter & Co. has shared voting and dispositive power with respect to 928,156 of such shares and Morgan
    Stanley & Co. International Limited has shared voting and dispositive power with respect to 927,400 of such shares.

(5) Includes (i) 12,350 shares owned by Mr. Schut's wife, as to which shares
    Mr. Schut disclaims beneficial ownership, (ii) 284,490 shares issuable upon exercise of certain stock options and (iii) 48,240 shares of restricted stock. An aggregate of 24,240 shares of such restricted stock and 147,549 shares received upon exercise of certain stock options have been credited to Mr. Schut's account under the Deferred Stock Account Plan, which provides that Steven S. Elbaum has the sole power to vote such shares.

(6) Includes (i) 4,042 shares held in the Superior Telecommunications Inc. 401(k) Plan, (ii) 351,813 shares issuable upon exercise of certain stock options and (iii) 39,283 shares of restricted stock. An aggregate of 20,617 shares of such restricted stock and 30,824 shares received upon exercise of certain stock options have been credited to Mr. Aldridge's account under the Deferred Stock Account Plan, which provides that Steven S. Elbaum has the sole power to vote such shares.

(7) Includes 39,409 shares owned by Byers Engineering Company, of which
    Mr. Byers is the president and sole shareholder, and 311 shares issuable upon exercise of certain stock options.

(8) Includes 297,055 shares issuable upon exercise of certain stock options.

(9) Includes 30,503 shares issuable upon exercise of certain stock options and 24,186 shares of restricted stock.

(10) Includes (i) 122,167 shares issuable upon exercise of certain stock options, (ii) 6,260 shares held in the Superior Telecommunications Inc. 401(k) Plan and (iii) 138 shares owned by Mr. Kanely's wife, as to which shares Mr. Kanely disclaims beneficial ownership.

(11) Includes 130,321 shares issuable upon exercise of certain stock options and 19,007 shares of restricted stock. An aggregate of 8,007 shares of such restricted stock and 12,762 shares received upon exercise of certain stock options have been credited to Mr. Wahrsager's account under the Deferred Stock Account Plan, which provides that Steven S. Elbaum has the sole power to vote such shares.

(12) Includes 1,284 shares of restricted stock.

(13) Includes 156 shares issuable upon exercise of certain stock options.

(14) Includes (i) 1,931,986 shares issuable upon exercise of certain stock options, (ii) 291,727 shares of restricted stock and (iii) 13,750 shares as to which the officers and directors disclaim beneficial ownership.

(15) Includes 10,460,371 shares of Superior Common Stock owned by the Company. Mr. Elbaum may be deemed to be the beneficial owner of such shares by virtue of his position as Chairman of the Board and Chief Executive Officer of the Company and his beneficial ownership of 20.1% of the Alpine Common Stock. Also includes (i) options to purchase 32,641 shares of Superior Common Stock owned by the Company, which options were granted to Mr. Elbaum as an employee of the Company, (ii) 416,666 shares issuable upon exercise of certain stock options granted by Superior TeleCom, (iii) 350,000 shares of restricted stock and (iv) 73,582 shares of restricted stock credited to the accounts of certain other officers and employees of Superior TeleCom under Superior

    TeleCom's Deferred Stock Account Plan, which provides that Mr. Elbaum has the sole power to vote such shares.

(16) Includes (i) options to purchase 13,947 shares of Superior Common Stock owned by the Company, which options were granted to Mr. Schut as an employee of the Company, (ii) 30,473 shares issuable upon exercise of certain stock options granted by Superior TeleCom, (iii) 6,960 shares credited to Mr. Schut's deferred stock account pursuant to the Superior TeleCom Inc. Stock Compensation Plan for Non-Employee Directors and (iv) 2,874 shares issuable upon conversion of 8 1/2% trust convertible preferred securities of Superior Trust I, a Delaware statutory business trust in which Superior TeleCom owns all the common equity interests.

(17) Includes (i) options to purchase 10,533 shares of Superior Common Stock owned by the Company, which options were granted to Mr. Aldridge as an employee of the Company, (ii) 83,333 shares issuable upon exercise of certain stock options granted by Superior TeleCom and (iii) 100,000 shares of restricted stock.

(18) Shares issuable upon exercise of certain stock options granted by Superior TeleCom.

(19) Shares credited to Mr. Jansing's deferred stock account pursuant to the Superior TeleCom Inc. Stock Compensation Plan for Non-Employee Directors.

(20) Shares issuable upon exercise of certain stock options granted by Superior TeleCom.

(21) Includes (i) options to purchase 5,767 shares of Superior Common Stock owned by the Company, which options were granted to Mr. Wahrsager as an employee of the Company, (ii) 33,333 shares issuable upon exercise of certain stock options granted by Superior TeleCom and (iii) 50,000 shares of restricted stock.

(22) Includes (i) 10,460,371 shares of Superior Common Stock owned by the Company, (ii) 634,485 shares issuable upon exercise of certain stock options, including options to purchase 62,888 shares of Superior Common Stock owned by the Company, (iii) 573,582 shares of restricted stock,
    (iv) 9,323 shares of deferred stock and (v) 2,874 shares issuable upon conversion of 8 1/2% trust convertible preferred securities of Superior Trust I.

    In addition, there are issued and outstanding 250 shares of 9% Preferred Stock, all of which are held by Patrick W. Allender, 5 Holly Leaf Court, Bethesda, Maryland 20817.

                       PROPOSAL I: ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of three classes of directors. At the meeting, stockholders will elect two classes of directors. Five current directors, Kenneth G. Byers, Jr., Randolph Harrison, Steven S. Elbaum, James R. Kanely and Bragi F. Schut, have been nominated for reelection, with terms to expire in 2003 for Messrs. Byers, Jr. and Harrison and terms to expire in 2004 for Messrs. Elbaum, Kanely and Schut. The term of the remaining director, John C. Jansing, expires in 2002. Ernest C. Janson, Jr. is retiring as a director of the Company, and, by resolution of the Board, the authorized number of directors of the Company will be reduced to six, effective
December 20, 2001.

    It is the intention of each of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of each of the five nominees. In case any of the nominees is unable or declines to serve, such persons named in the accompanying form of proxy reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board in his stead or, if no other person is nominated, to vote such shares only for the remaining nominee(s). The Board has no reason to believe that any nominee will be unable or will decline to serve.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

                                            YEAR FIRST
                                             ELECTED
NAME                               AGE       DIRECTOR    POSITION WITH THE COMPANY AND OTHER BUSINESS EXPERIENCE
----                             --------   ----------   -------------------------------------------------------
Kenneth G. Byers, Jr...........   58         1993        President and sole shareholder of Byers Engineering
                                                         Company, a telecommunications technical services and
                                                         software firm, since 1971. A director of Superior
                                                         TeleCom, a manufacturer of wire and cable products and
                                                         the Company's majority owned subsidiary.

Steven S. Elbaum...............   52         1980        Chairman of the Board of Directors and Chief Executive
                                                         Officer of the Company since 1984. Chairman of the
                                                         Board of Directors and Chief Executive Officer of
                                                         Superior TeleCom since 1996. Chairman of the Board of
                                                         Directors of Superior Cables Limited (formerly known as
                                                         Cables of Zion United Works, Ltd.), an Israel-based,
                                                         publicly traded wire and cable manufacturer and
                                                         Superior TeleCom's majority owned subsidiary. Chairman
                                                         of the Board of Directors of Spherion Corporation, a
                                                         provider of value added staffing and health care
                                                         services. A director of Vestaur Securities, Inc., an
                                                         investment company.

Randolph Harrison..............   69         1980        Private investor and consultant to Poten & Partners,
                                                         Inc., an energy and shipping industry consulting firm.

John C. Jansing................   76         1978        Private investor. A director of Vestaur Securities,
                                                         Inc. and former director of 14 Lord Abbett mutual
                                                         funds. A director of Superior TeleCom.

Ernest C. Janson, Jr...........   78         1987        A partner with Coopers & Lybrand LLP, independent
                                                         public accountants, until his retirement in 1985.

James R. Kanely................   60         1993        Private investor. A director of Superior TeleCom.

Bragi F. Schut.................   60         1983        Executive Vice President of the Company since 1986. A
                                                         director of Superior TeleCom and Superior Cables
                                                         Limited.

BOARD AND COMMITTEE MEETINGS

    During the year ended December 31, 2000, the Board of Directors held six meetings. Each member of the Board attended at least 75% of the meetings of the Board and meetings of any committees of the Board on which he served that were held during the time he served.

    The Board of Directors has an Executive Committee, an Executive Compensation and Organization Committee (the "Compensation Committee") and an Audit Committee.

    The present members of the Compensation Committee are Messrs. Harrison, Jansing and Janson, Jr. The Compensation Committee has three principal responsibilities: (1) administering and approving all elements of compensation for existing and prospective executive officers of the Company and certain other senior management positions; (2) administering the Company's 1987 Long-Term Equity Incentive Plan, 1984 Restricted Stock Plan, Employee Stock Purchase Plan, 1997 Stock Option Plan, Deferred Cash Account Plan and Deferred Stock Account Plan and approving the issuance of treasury stock options; and (3) monitoring the Company's executive management resources, structures, succession planning, selection, development and performance. The Compensation Committee is advised periodically by Frederic W. Cook & Co., Inc., a nationally recognized, independent compensation and benefits consulting firm. During the year ended December 31, 2000, the Compensation Committee held two meetings.

    The present members of the Audit Committee are Messrs. Byers, Jr., Janson, Jr. and Kanely. The Audit Committee's primary functions are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the financial information which will be provided to the Company's stockholders and others, (2) the systems of internal control which management and the Board have established, (3) the findings of internal audits (if applicable) and (4) the external audit processes. The Audit Committee also performs other duties as designated by the Board or specified in The Alpine Group, Inc. Audit Committee Charter, a copy of which is attached hereto as Appendix A. The Audit Committee held three meetings during the year ended December 31, 2000.

VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF THE ALPINE COMMON STOCK AND 9% PREFERRED STOCK VOTE FOR THE FIVE NOMINEES LISTED ABOVE. Their election will require a plurality of the votes cast by holders of the Alpine Common Stock and 9% Preferred Stock present in person or represented by proxy and entitled to vote, voting together as a single class.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    Set forth below is certain information regarding the executive officers of the Company, each of whom serves or served at the discretion of the Board of Directors.

NAME                                  AGE      POSITION WITH THE COMPANY AND OTHER BUSINESS EXPERIENCE
----                                --------   ----------------------------------------------------------
Steven S. Elbaum..................   52        Chairman of the Board of Directors and Chief Executive
                                               Officer of the Company since 1984. Chairman of the Board
                                               of Directors and Chief Executive Officer of Superior
                                               TeleCom since 1996.
Bragi F. Schut....................   60        Executive Vice President of the Company since 1986.
Stephen M. Johnson................   52        Executive Vice President and Chief Operating Officer of
                                               the Company from November 1995 through May 2001.
David S. Aldridge.................   47        Chief Financial Officer of the Company since November 1993 and Treasurer from January 1994 through April 2001. Chief
                                               Financial Officer and Treasurer of Superior TeleCom since
                                               1996.
Stewart H. Wahrsager..............   52        Senior Vice President and General Counsel of the Company
                                               from January 1996 through April 2001. Senior Vice
                                               President and General Counsel of Superior TeleCom since
                                               April 2001. Secretary of the Company and Superior TeleCom
                                               since 1996.

EXECUTIVE COMPENSATION

    The following table sets forth certain information during the year ended December 31, 2000, the eight months ended December 31, 1999 and the fiscal year ended April 30, 1999 with respect to compensation earned by or paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                ANNUAL COMPENSATION (1)              COMPENSATION AWARDS
                                        ---------------------------------------   --------------------------
                              FISCAL                               OTHER ANNUAL   RESTRICTED
NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS(3)    COMPENSATION     STOCK      OPTION SHARES   OTHER (9)
---------------------------  --------   --------      ----------   ------------   ----------   -------------   ---------
Steven S. Elbaum..........     2000     $598,000(2)                  $ 75,060(4)                                $28,884
  Chairman and Chief           1999t     431,250(2)   $  467,500       75,060(4)  $ 528,750(7)    593,111(8)     25,484
  Executive Officer            1999      555,000(2)    1,160,000      150,013(5)  1,449,501(7)    523,960(8)     34,014

Bragi F. Schut............     2000     $299,000      $  175,000                                                $45,319
  Executive Vice President     1999t     217,500         221,000                  $ 222,750(7)    203,560(8)     22,362
                               1999      278,000         468,000                    507,502(7)    229,420(8)     56,554

Stephen M. Johnson........     2000     $329,664                                                                $19,659
  Executive Vice President     1999t     222,048      $  393,000                  $  90,750(7)     69,082(8)     17,183
  and Chief Operating          1999      321,000         121,000                                   88,000        18,816
    Officer

David S. Aldridge.........     2000     $266,731      $  150,000     $ 15,200(6)                                $30,739
  Chief Financial Officer      1999t     180,000         178,500       16,133(6)  $ 180,250(7)    111,276(8)     20,299
                               1999      245,000         409,000       43,658(5)    397,498(7)    177,300(8)     29,581

Stewart H. Wahrsager......     2000     $205,386      $   75,000                                                $27,040
  Senior Vice President,       1999t     138,462          93,500                  $ 112,750(7)     63,821(8)     17,774
  General Counsel and          1999      183,000         144,000                    174,745(7)     93,150(8)     17,658
  Secretary

------------------------

t   Denotes the eight-month period ended December 31, 1999

(1) The aggregate dollar value of all perquisites and other personal benefits, securities or property earned by or paid to any of the named individuals did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus set forth for such individual during any of the last three fiscal years.

(2) Does not include salary of $175,000, $116,667 and $175,000 paid to Mr. Elbaum by Superior TeleCom during the year ended December 31, 2000, the eight months ended December 31, 1999 and the fiscal year ended April 30, 1999, respectively, under his employment agreement with such entity. See "Certain Transactions."

(3) Includes payments made pursuant to the annual cash incentive bonus program of the Company and discretionary cash bonuses awarded by the Compensation Committee. Included also are deferrals of $300,000 and $125,000 for Messrs. Elbaum and Schut, respectively, made during fiscal 1999 to the Company's Deferred Cash Account Plan, which amounts were distributed to Messrs. Elbaum and Schut at the end of the two-year deferral period.
    Mr. Johnson's bonus for the eight months ended December 31, 1999 includes a discretionary bonus paid to Mr. Johnson in January 2000 in relation to the sale by the Company during 1999 of its former Premier Refractories International Inc. subsidiary.

(4) Represents the forgiveness of one-fourth of a $300,000 loan (which bears interest at the prime rate plus one-half percentage point) made by the Company in June 1987 to finance Mr. Elbaum's exercise of certain stock options. See "Certain Transactions."

(5) Payments to Messrs. Elbaum and Aldridge pursuant to their employment agreements for tax consequences upon vesting of certain restricted stock grants.

(6) Represents the contractual forgiveness of a loan to Mr. Aldridge for certain fringe benefits.

(7) Based on the closing prices of $8.75, $8.9375, $10.0625 and $10.25 of the Alpine Common Stock on April 19, 2000, April 24, 2000, March 18, 1999 and March 23, 1999, respectively, the dates on which the restricted stock grants were made by the Company. The shares of restricted stock granted on April 24, 2000 and March 18, 1999 represent a portion of each of the executive officer's discretionary annual bonus (40% for Mr. Elbaum and 30% for each of Messrs. Schut, Johnson, Aldridge and Wahrsager) which in the past had been paid in cash, and which the Compensation Committee automatically deferred to the Company's Deferred Stock Account Plan; such restricted stock vests on the second anniversary of the date of grant and will be distributed from the Deferred Stock Account Plan at such time unless a longer deferral period is elected by the executive officer in accordance with the terms of the plan. With respect to each of these grants, Messrs. Elbaum, Schut and Johnson elected a five-year deferral period and Messrs. Aldridge and Wahrsager elected a three-year deferral period. The shares of restricted stock granted on April 19, 2000 and March 23, 1999, which were awarded by the Compensation Committee pursuant to the long-term incentive award component of the Company's senior executive compensation program, vest in equal installments on each of the first, second and third anniversaries of the date of grant.

    The following table presents the number of shares of restricted stock awarded to the executive officers named above on each of April 19, 2000, April 24, 2000, March 18, 1999 and March 23, 1999, the total number of shares of restricted stock granted to such officers as of December 29, 2000 and the aggregate value of such restricted stock, based on the closing price of $2.188 of the Alpine Common Stock on December 29, 2000.

                                                                        TOTAL SHARES OF
                                                                       RESTRICTED STOCK      AGGREGATE VALUE OF
                       APRIL 19,   APRIL 24,   MARCH 18,   MARCH 23,     GRANTED AS OF     RESTRICTED STOCK AS OF
NAME                     2000        2000        1999        1999      DECEMBER 29, 2000     DECEMBER 29, 2000
----                   ---------   ---------   ---------   ---------   -----------------   ----------------------
Steven S. Elbaum.....   51,000       9,231      76,820      66,000          203,051               $444,276
Bragi F. Schut.......   21,000       4,364      19,876      30,000           75,240                164,625
Stephen M. Johnson...    9,000       1,343          --          --           10,343                 22,630
David S. Aldridge....   17,000       3,524      17,093      22,000           59,617                130,442
Stewart H.
  Wahrsager..........   11,000       1,846       6,161      11,000           30,007                 65,655

    Following the termination of his employment with the Company, Mr. Johnson's shares of restricted stock that were held in the Deferred Stock Account Plan were distributed to him and 6,000 shares of unvested restricted stock granted to Mr. Johnson pursuant to the long-term incentive award component of the Company's senior executive compensation program were surrendered to the Company.

(8) Includes options to purchase Alpine Common Stock, including, in respect of the eight months ended December 31, 1999, grants of reload options under The Alpine Group, Inc. 1999 Stock Option Reload Program. Also includes options to purchase from the Company issued and outstanding shares of Superior Common Stock and common stock, par value $.001 per share ("PolyVision Common Stock"), of PolyVision Corporation ("PolyVision") that are owned by the Company. The number of shares of Superior Common Stock and PolyVision Common Stock underlying the options to purchase such shares from the Company is set forth in the following table:

                                                 NUMBER OF SHARES                NUMBER OF SHARES
                                               UNDERLYING OPTIONS TO           UNDERLYING OPTIONS TO
                                                 PURCHASE SUPERIOR              PURCHASE POLYVISION
                                                   COMMON STOCK                    COMMON STOCK
                                             -------------------------       -------------------------
                                             APRIL 19,       MARCH 23,       APRIL 19,       MARCH 23,
NAME                                           2000            1999            2000            1999
----                                         ---------       ---------       ---------       ---------
Steven S. Elbaum......................        32,000          32,960          67,000          105,000
Bragi F. Schut........................        13,000          14,420          27,000           47,000
Stephen M. Johnson....................         6,000              --          12,000               --
David S. Aldridge.....................        11,000          10,300          22,000           34,000
Stewart H. Wahrsager..................         7,000           5,150          14,000           17,000

    The options to purchase Superior Common Stock and PolyVision Common Stock expire on the tenth anniversary of the date of grant. One-third of each of these options becomes exercisable on each of the first, second and third anniversaries of the date of grant at an exercise price of $12.9375 with respect to the April 19, 2000 grant and $17.84 with respect to the March 23, 1999 grant for the Superior Common Stock and $2.375 with respect to the April 19, 2000 grant and $2.625 with respect to the March 23, 1999 grant for the PolyVision Common Stock. The Compensation Committee is considering the impact on the options granted by the Company to purchase PolyVision Common Stock of the recent disposition of the Company's shares of PolyVision Common Stock pursuant to the merger of PolyVision and a wholly owned subsidiary of Steelcase Inc.

    Mr. Johnson's options to purchase Superior Common Stock and PolyVision Common Stock expired following the termination of his employment with the Company. Pursuant to the terms of his employment agreement, Mr. Johnson's options to purchase Alpine Common Stock will expire two years following the termination of his employment.

(9) The amounts set forth include (i) matching contributions made by the Company under defined contribution plans of its subsidiaries, (ii) $13,342 accrued under an unfunded, nonqualified defined benefit plan for the payment of future annuities to Mr. Aldridge, (iii) with respect to Mr. Schut, $23,344 representing the net present value of the vested portion of an annuity the Company has agreed to pay in 15 equal annual installments of $18,900 of which the Company paid Mr. Schut the first installment during 2000,
    (iv) medical reimbursement, (v) automobile allowance and (vi) group term life insurance.

            STOCK OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2000

                             NUMBER OF     % OF TOTAL                              POTENTIAL REALIZABLE VALUE (AT
                             SECURITIES     OPTIONS                              ASSUMED ANNUAL RATES OF STOCK PRICE
                             UNDERLYING    GRANTED TO    EXERCISE                   APPRECIATION FOR OPTION TERM)
                              OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   -----------------------------------
NAME                         GRANTED(1)       2000        ($/SH)       DATE             5%                10%
----                         ----------   ------------   --------   ----------   ----------------   ----------------
Steven S. Elbaum...........   160,000         32.4%       $8.750     04/19/10        $880,452          $2,231,239
Bragi F. Schut.............    65,000         13.2%       $8.750     04/19/10         357,684             906,411
Stephen M. Johnson (2).....    29,000          5.9%       $8.750     04/19/10         159,582             404,412
David S. Aldridge..........    53,000         10.7%       $8.750     04/19/10         291,650             739,098
Stewart H. Wahrsager.......    34,000          6.9%       $8.750     04/19/10         187,096             474,138

------------------------

(1) Granted with respect to the eight month period ended December 31, 1999.

(2) Pursuant to the terms of his employment agreement, Mr. Johnson's options to purchase Alpine Common Stock will expire two years following the termination of his employment.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table presents information for the individuals named above as to the exercise of stock options during the year ended December 31, 2000 and the number of shares underlying, and the value of, unexercised options outstanding at December 31, 2000:

                                                                    NUMBER OF SHARES
                                                                       UNDERLYING               VALUE OF UNEXERCISED
                                    EXERCISED DURING 2000          UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS (1)
                                  --------------------------   ---------------------------   ---------------------------
                                  SHARES ACQUIRED    VALUE
NAME                                ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ---------------   --------   -----------   -------------   -----------   -------------
Steven S. Elbaum................           --            --      577,677        357,334             --             --
Bragi F. Schut..................           --            --      222,844        152,000             --             --
Stephen M. Johnson..............           --            --      258,055         58,334             --             --
David S. Aldridge...............           --            --      289,814        119,667             --             --
Stewart H. Wahrsager............           --            --       95,320         69,001             --             --

------------------------

(1) Based upon the closing price of $2.188 of the Alpine Common Stock on December 29, 2000.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                                    -------------------
REMUNERATION                                           15         20
------------                                        --------   --------
 25,000...........................................   28,419     44,044
150,000...........................................   37,794     56,544
175,000...........................................   47,169     69,044
200,000...........................................   56,544     81,544
225,000...........................................   65,919     94,044
250,000...........................................   75,294    106,544
300,000...........................................   94,044    131,544
400,000...........................................  131,544    181,544
450,000...........................................  150,294    206,544
500,000...........................................  169,044    231,544

    Each executive officer is a participant in a Senior Executive Retirement Plan ("SERP"). The SERP is an unfunded defined benefit plan. Subject to vesting, each participant will be entitled to an annual retirement benefit upon reaching age 65 equal to 2.5% times his years of credited service (up to a maximum of 20 years), multiplied by his highest average cash compensation during any three consecutive years during the final five years of his employment, less primary social security benefits and certain other retirement benefits paid by the Company and other employers. As of December 31, 2000, the estimated years of credited service for each of the above-named executive officers were as follows:
Steven S. Elbaum, 21 years; Bragi F. Schut, 18 years; Stephen M. Johnson,
12 years; David S. Aldridge,17 years; and Stewart H. Wahrsager, 10 years.

    Benefit accruals under the SERP were frozen as of June 14, 2001 for executive officers in the employ of the Company or an affiliate thereof on such date. In connection with the freezing of benefit accruals under the SERP, the Compensation Committee granted Mr. Schut credit under the SERP for one full additional year of service for vesting and benefit accrual purposes. The present value of the frozen accrued benefits for each of the executive officers in the employ of the Company or an affiliate thereof on June 14, 2001 was as follows:
Steven S. Elbaum, $3,309,617.05; Bragi F. Schut, $2,619,513.60; David S.
Aldridge, $698,871.13; and Stewart H. Wahrsager, $427,855.43. The Company contributed an amount equal to 15% of the frozen accrued benefits for Messrs. Elbaum and Schut to a so-called "rabbi" trust, all or a portion of which will be used to pay the premiums on second to die life insurance contracts on each of the lives of Messrs. Elbaum and Schut, as described under "Certain Transactions."

COMPENSATION OF DIRECTORS

    The annual retainer of the Company for directors who are not employees of the Company or otherwise compensated by the Company is $25,000, together with expenses of attendance. The non-employee directors of the Company also receive $1,500 for each meeting of the Board of Directors or of a committee of the Board attended ($2,000 for committee chairmen). A non-employee director with at least five years of service also receives, upon reaching age 70 and termination of service to the Company, a retirement benefit of $10,000 per year for 15 years after his retirement, payable to the director or the director's beneficiaries in the event of his death.

    Under The Alpine Group, Inc. Stock Compensation Plan for Non-Employee Directors (the "Stock Compensation Plan"), non-employee directors of the Company automatically receive 50% of the annual retainer in either restricted stock or stock options, as elected by the non-employee director. Each non-employee director may also elect to receive all or a portion of the remaining amount of the annual retainer, in excess of 50% of the annual retainer, and meeting fees in the form of restricted stock or stock options instead of in cash.

    Shares to be issued under the Stock Compensation Plan are made available only from issued shares of Alpine Common Stock reacquired by the Company and held in treasury until such time as the Stock Compensation Plan may be approved by the stockholders of the Company. The Stock Compensation Plan is administered and interpreted by the Board of Directors.

    Each stock option granted under the Stock Compensation Plan expires on the tenth anniversary of the date of grant. Awards of restricted stock and stock options under the Stock Compensation Plan vest upon the earliest of the following to occur: (i) the third anniversary of the date of grant; (ii) a non-employee director's death; and (iii) a change in control of the Company, as defined in the Stock Compensation Plan.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of its executive officers, except as described below. Pursuant to these agreements, for the fiscal year ended December 31, 2000, Mr. Elbaum served as Chairman of the Board and Chief Executive Officer at a base salary of $575,000, Mr. Johnson served as Executive Vice President and Chief Operating Officer at a base salary of $321,000, Mr. Schut served as Executive Vice President at a base salary of $290,000, Mr. Aldridge served as Chief Financial Officer at a base salary of $260,000 and Mr. Wahrsager served as Senior Vice President, General Counsel and Secretary at a base salary of $208,000. The agreements also provided for annual performance-based bonuses, participation in a performance-based, long-term incentive stock option award program and certain other benefits, including medical, dental and other insurance benefits. The agreements with Messrs. Elbaum and Schut also provide that they will serve on the Board of Directors of the Company, and Mr. Schut's agreement provides for the annuity described in footnote 9 to the Summary Compensation Table.

    Each employment agreement is for a term ending upon the occurrence of any of the following events: (i) notification by the executive or the Company to the other that he or it desires to terminate the employment agreement; (ii) death or disability of the executive; (iii) termination by the Company without "cause" or for "cause"; or (iv) termination by the executive for "good reason". Generally, if an executive terminates his employment for "good reason" or the Company terminates his employment without cause, the executive is entitled to receive a severance payment equal to one to one and one-half times his annual salary and bonus for the prior year. In the event of termination of employment under other circumstances, including a "change in control" of the Company, each executive is entitled to varying benefits described in his employment agreement.

    Recognizing that the Company's operations were conducted primarily through its holdings in Superior TeleCom and its other investments, the Company reduced its staff. Those personnel who were primarily involved in providing services to Superior TeleCom, including Mr. Aldridge and Mr. Wahrsager, joined Superior TeleCom as of January 1, 2001. At that time, Mr.Elbaum's roles at the Company and Superior TeleCom were restructured to reflect the change in management needs at the two companies. In connection with this effort, in April 2001, the Company entered into agreements with Messrs. Elbaum, Aldridge and Wahrsager.

    The agreement with Mr. Elbaum reflects the Company's request that he shift his time and focus to a substantially full-time commitment to the office of Chief Executive Officer of Superior TeleCom. Mr. Elbaum will continue to serve as the Chairman and Chief Executive Officer of the Company, at an annual base salary of $175,000 plus certain additional benefits. The Company agreed to relinquish certain rights under its split-dollar insurance arrangement with Mr. Elbaum and, as described under "Certain Transactions," to forgive certain outstanding indebtedness.

    Each of the agreements with Messrs. Aldridge and Wahrsager acknowledges and sets forth the terms with regard to his ceasing to be an employee of the Company. Mr. Aldridge will continue to serve as the Chief Financial Officer of the Company, at an annual fee of $50,000, and the Company agreed to continue to honor its assumption of all obligations under the Superior TeleTec Inc. Supplemental Retirement Plan. Except for continued service as Secretary of the Company, Mr. Wahrsager resigned his position as an officer of the Company. The Company agreed to relinquish certain rights under its split-dollar insurance arrangement with Mr. Wahrsager.

    In the event that any of Messrs. Elbaum, Aldridge or Wahrsager terminates his employment with Superior TeleCom for "good reason" or if he is terminated by Superior TeleCom for any reason other than for "cause" prior to January 1, 2004, then such executive will again be employed by the Company in accordance with the terms of his employment agreement in effect on December 31, 2000, as adjusted for increases in the consumer price index. Mr. Elbaum's compensation will also be adjusted to an appropriate competitive level but in no event less than the level in effect on December 31, 2000.

    Mr. Johnson's employment was terminated pursuant to the terms of his employment agreement effective as of May 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Randolph Harrison, John C. Jansing and Ernest C. Janson, Jr. served on the Compensation Committee during the year ended December 31, 2000. There were no compensation committee interlocks or insider (employee) participation during such period.

               EXECUTIVE COMPENSATION AND ORGANIZATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

    The Executive Compensation and Organization Committee (the "Compensation Committee") of the Board of Directors is comprised of three outside directors who are not officers or employees of the Company or its subsidiaries and are not eligible to participate in any of the plans or programs the Compensation Committee administers. In the opinion of the Board of Directors, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as Compensation Committee members. The Compensation Committee held two meetings during the year ended December 31, 2000.

    The Compensation Committee has three principal responsibilities:
(1) administering and approving all elements of compensation for existing and prospective executive officers of the Company and certain other senior management positions; (2) administering the Company's 1987 Long-Term Equity Incentive Plan, 1984 Restricted Stock Plan, Employee Stock Purchase Plan, 1997 Stock Option Plan, Deferred Cash Account Plan and Deferred Stock Account Plan and approving the issuance of treasury stock options; and (3) monitoring the Company's executive management resources, structures, succession planning, selection, development and performance.

EXECUTIVE COMPENSATION POLICY AND PRACTICES

    The executive compensation policy of the Company is designed to attract, motivate and retain highly qualified executives, to reinforce strategic performance objectives through its use of incentive compensation programs and to align the interests of its executives with those of its stockholders.

    To support the implementation of this policy, the following principles provide a framework for the specific elements of the executive compensation program: (1) provide total compensation value competitive with that paid to qualified executives of companies which, like the Company, have a strong entrepreneurial business approach and environment; (2) maintain a significant portion of executives' total compensation value at risk as a result of being significantly impacted by both annual and long-term financial performance of the Company and the creation of stockholder value; (3) motivate executives to lead the Company from the perspective of owners with an equity stake.

    The Compensation Committee utilizes Frederic W. Cook & Co., Inc., an independent compensation consulting firm ("Cook & Co."), to provide objective and expert advice and assistance in the development of specific plans and programs consistent with the foregoing policy and principles.

    The executive compensation program consists of base salary, annual cash incentive awards and long-term incentive awards.

    The Compensation Committee's approach to base salary is to structure competitive salaries that are generally at the 50th percentile level relative to a peer group of companies. It is intended that base salary be a relatively modest element of total compensation. The Compensation Committee, with the guidance of Cook & Co., from time to time examines base salary levels of executives who are employed in similar positions in rapidly growing entrepreneurial public companies with similar sales and market capitalizations.

    Annual cash incentive awards are intended to link executive pay with performance in areas key to the Company's short-term operating objectives and successes consistent with the Company's strategic business plan. The annual cash bonus awards are based on the achievement by the Company or its subsidiaries of certain objective performance targets, largely related to return on capital employed, as well as on a subjective assessment of the individual's job performance. The Compensation Committee establishes financial performance targets for executives prior to the beginning of each fiscal year and can modify such targets based on the effect of external factors. The Compensation Committee considers the input of the Company's Chief Executive Officer when setting goals for other executive officers. Financial performance targets are based upon the Company's historical performance, the business plan for the ensuing fiscal year and longer-term strategic objectives. All performance targets are set above normal expectations of performance.

    The Compensation Committee determined, after careful consideration of the Company's financial performance for the year ended December 31, 2000 and taking into account that the Company underwent substantial changes during such period, that the payment and award of discretionary cash bonuses to certain key employees (other than Mr. Elbaum), at a reduced level from standard bonus targets, was appropriate and reasonable in appreciation of their efforts. The Compensation Committee agreed to consider Mr. Elbaum for a bonus at a later date in respect of the year ended December 31, 2000, including, if awarded, the nature, amount and terms of payment therefor.

    In connection with the 2001 management restructuring, the Compensation Committee's responsibilities during the year ended December 31, 2000 also included reviewing the proposed terms and conditions of the agreements between the Company and its key employees, as described above under "Employment Agreements."

    The Company's policy with respect to the deductibility limit of
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that it is appropriate.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The Compensation Committee determines the compensation for Steven S. Elbaum, the Company's Chairman of the Board of Directors and Chief Executive Officer. The Compensation Committee's determinations relative to base salary, annual cash incentive award and long-term incentive award for Mr. Elbaum are reported in the Summary Compensation Table. In making its determinations, the Compensation Committee sought and received advice from Cook & Co.

    The Compensation Committee's criteria for determining Mr. Elbaum's compensation are driven by three major factors: the competitive marketplace; the complexity inherent in leading the Company (with its interests in publicly-traded companies); and, most importantly, his performance. In establishing the total compensation paid to Mr. Elbaum for the year ended December 31, 2000, the Compensation Committee considered the fact that he had significant responsibility as the Chairman and Chief Executive Officer of Superior TeleCom. Although Mr. Elbaum devoted a certain amount of time to matters related to Superior TeleCom, the Compensation Committee believes his total compensation from the Company for the year ended December 31, 2000 was appropriate and reasonable.

    The Compensation Committee believes that during the year ended December 31, 2000 Mr. Elbaum continued to provide the leadership and vision that he has provided throughout his tenure as Chairman and Chief Executive Officer and that he is being appropriately compensated in a manner that is consistent with the long-term interests of stockholders.

    The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Executive Compensation and Organization Committee during the year ended December 31, 2000:

                                          Randolph Harrison, CHAIRMAN
                                          Ernest C, Janson, Jr.
                                          John C. Jansing

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total stockholder return on the Alpine Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Russell 2000 Index, (ii) a peer group of companies with market capitalizations similar to that of the Company (the "Current Peer Group") and (iii) a peer group of companies which formerly had market capitalizations similar to that of the Company (the "Former Peer Group"). The Company compares its stockholder return on the Alpine Common Stock with that of issuers with similar market capitalizations because it cannot reasonably identify a peer group engaged in the same lines of business as the Company during the period covered by the graph. The returns of each of the peer group of companies are weighted on a market capitalization basis at the time of each registered data point. The Former Peer Group consists of the following companies: Centennial Bancorp; CTC Communications Group Inc.; Gliatech Inc.; Hypercom Corp.; Information Resources Inc.; Kellstrom Industries Inc.; Rare Hospitality International Inc.; and A. O. Smith Corp. For purposes of this proxy statement, the Company is changing its peer group to the following Current Peer Group, whose market capitalizations more closely reflect the current market capitalization of the Company: Alpha Technologies Group Inc.; Cotton States Life Insurance Company; Dense Pac Microsystems Inc.; Drew Industries, Inc.; Elcom International, Inc.; Gainsco, Inc.; Genesee Corp.; Gulf West Banks, Inc.; U.S. Liquids, Inc.; and Voice Mobility International Inc. In accordance with the rules and regulations of the Securities and Exchange Commission, both the Former Peer Group and the Current Peer Group are included in the performance graph for this fiscal year but, in future years, the Former Peer Group will no longer be included.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                         AMONG THE ALPINE GROUP, INC.,
                 THE RUSSELL 2000 INDEX, THE CURRENT PEER GROUP
                           AND THE FORMER PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                        APR-95  APR-96  APR-97  APR-98  APR-99  DEC-99  DEC-00
THE ALPINE GROUP, INC.     100   92.31  189.74  426.92  284.62   264.1   44.87
RUSSELL 2000               100  132.35  132.42  188.57  171.12  201.35  176.01
CURRENT PEER GROUP         100   139.5   88.72  108.91   86.76  145.85    44.8
FORMER PEER GROUP          100  127.05  114.54  166.61  131.12  143.62    76.9

            * $100 invested on 4/30/95 in stock or index, including reinvestment of dividends

CERTAIN TRANSACTIONS

    On October 2, 1996, in connection with the Company's contribution of the capital stock of Superior Telecommunications Inc. and DNE Systems, Inc. to Superior TeleCom, the Company entered into an agreement (as amended and extended to date, the "Services Agreement") with Superior TeleCom. Pursuant to the Services Agreement, the Company provides management and other services to Superior TeleCom. In exchange for such services, Superior TeleCom pays the Company a per annum fee plus reimbursement of costs and expenses incurred in connection with the Company's provision of such services. Effective
September 1, 2000, the per annum fee was increased from $2.7 million to $5.0 million. The Services Agreement was further amended effective January 1, 2001 to provide for a reduction in the per annum fee from $5.0 million to $4.0 million for the period from January 1, 2001 through June 30, 2002 and to provide for an additional fee of $1.0 million to be accrued and paid at such time as Superior TeleCom makes a $175 million term loan prepayment from proceeds of a major asset divestiture or equity transaction. The annual fee under the Services Agreement is estimated to reflect commercially reasonable costs for the services provided. The term of the Services Agreement expires on June 30, 2002.

    Effective as of January 1, 2001, Superior TeleCom entered into an amended and restated employment agreement with Steven S. Elbaum, as Chairman and Chief Executive Officer, and employment agreements with David S. Aldridge, as Senior Vice President and Chief Financial Officer, and Stewart H. Wahrsager, as Senior Vice President, Corporate Secretary and General Counsel. Messrs. Elbaum, Aldridge and Wahrsager are entitled to an annual base salary of $725,000, $290,000 and $226,000, respectively, as adjusted annually for increases in the consumer price index, and an annual fiscal year bonus based on Superior TeleCom's incentive plan for senior management, plus other benefits, including incentive, savings and retirement plans, fringe benefits and medical, dental and other insurance benefits. The employment agreements contain customary terms and provisions with respect to termination and other matters.

    Pursuant to their employment agreements with the Company, Steven S. Elbaum, Chairman and Chief Executive Officer of the Company, Stephen M. Johnson, former Executive Vice President and Chief Operating Officer of the Company, Bragi F. Schut, Executive Vice President of the Company, and Stewart H. Wahrsager, former Senior Vice President and General Counsel of the Company and current Secretary of the Company, were loaned by the Company approximately $398,000, $188,600, $105,000 and $71,000, respectively, in respect of the tax consequences of certain restricted stock awards. The indebtedness, which was outstanding as of November 1, 2001, bears interest at the annual rate of 5.87%.

    As of July 15, 1998, the Compensation Committee determined that a $300,000 loan (which bears interest at the prime rate plus one-half percentage point) made by the Company in June 1987 to Steven S. Elbaum to finance Mr. Elbaum's exercise of certain stock options would be forgiven over a period of four years, provided that if Mr. Elbaum voluntarily ceases his employment with the Company at any time during such period, the then outstanding balance of the loan and interest thereon would be immediately due and payable.

    Pursuant to the terms of an agreement entered into between the Company and Mr. Elbaum, and in connection with the modification of his employment agreement with the Company as described in "Employment Agreements" above, the Company agreed that, so long as Mr. Elbaum continues to serve as an officer or director of the Company, Superior TeleCom or any affiliate, the indebtedness in respect of certain restricted stock awards (plus accrued interest) would be forgiven over a period of 10 years commencing on January 1, 2002. The Company also agreed that so long as Mr. Schut or Mr. Wahrsager continues to serve as an officer of the Company, Superior TeleCom or any affiliate, his indebtedness in respect of certain restricted stock awards (plus accrued interest) would be forgiven over a period of 10 years commencing on January 1, 2002. Notwithstanding the foregoing, in the event that Messrs. Elbaum's, Schut's or Wahrsager's status as an officer or director of the Company, Superior TeleCom or any affiliate is terminated without cause during the aforesaid 10-year period, the entire remaining balance of his indebtedness would then automatically be forgiven. The Company also agreed to immediately forgive any remaining balance on the $14,000 loan (plus accrued interest) to Mr. Elbaum. Messrs. Elbaum, Schut and Wahrsager will pay all taxes relating to any cancellation of indebtedness income arising out of the forgiveness of the aforementioned loans.

    Effective as of March 27, 2001, Messrs. Elbaum and Schut agreed to exchange a portion of their frozen accrued SERP benefits, as described above under "Pension Plan Table," for Company funded second to die life insurance contracts on each of the lives of Messrs. Elbaum and Schut and their respective spouses. The annual premiums for this insurance coverage is $103,934 over four years for Mr. Elbaum and $109,141 over three years for Mr. Schut, which premiums may be recovered by the Company upon the death of Mr. Elbaum or Schut, respectively. In connection with its contractual obligation to relinquish certain rights under its split-dollar insurance arrangements with Mr. Elbaum, as described above under "Employment Agreements," the Company converted the collateral assignment split-dollar insurance arrangements with Mr. Elbaum to endorsement split-dollar insurance arrangements and endorsed the death benefits to a trust for the benefit of Mr. Elbaum. The Company borrowed the amount of its net cash surrender value thereunder and loaned such amounts to Mr. Elbaum. The amounts of these loans are $155,864, $173,862 and $97,548.39. These loans, which were outstanding as of November 1, 2001, bear interest at the annual rates of 7.41%, 8% and 7.08%, respectively. In connection with its obligation to relinquish certain rights under its split-dollar insurance arrangement with Mr. Schut, the Company effected a tax-free exchange of the current insurance policy for a new policy on Mr. Schut's life and concurrently effected an endorsement split-dollar arrangement to protect the Company's interest. The Company paid an initial premium of $17,915 on the new policy and is required to pay nine additional consecutive annual premiums of $17,915 commencing in 2002. Upon Mr. Schut's death, the Company will recover the premiums paid.

    The Company has a consulting agreement with James R. Kanely, a current director and a former officer of the Company, which provides for the payment to Mr. Kanely of a $10,000 per month consulting fee until October 31, 2000, which date has been extended by mutual agreement until December 31, 2001. The consulting agreement also provides that Mr. Kanely is entitled to (i) receive health and medical benefits, (ii) continue participation under a supplemental executive retirement plan maintained by a subsidiary of Superior TeleCom and
(iii) receive an annuity of $34,700 per year for 15 years, commencing in 2001, all substantially in accordance with the terms of his former employment agreement with the Company.

    The Company invested in an investment fund for which Mikhail A. Filimonov, a principal of Alexandra Investment Management, LLC ("AIML"), acts as investment advisor. AIML beneficially owns in excess of 5% of Alpine Common Stock. During the year ended December 31, 2000, the Company paid fees of $258,395 to AIML for investment advisory services in respect of such fund. The Company has since closed its investment in this fund.

    The Company owns one-eighth of an interest in two aircraft pursuant to an arrangement with Raytheon Travel Air Company. For the year ended December 31, 2000, Superior TeleCom paid to the Company $76,920 in maintenance fees and $84,928 in usage fees, which amounts represent the maintenance and usage fees allocable to Superior TeleCom's usage of the aircraft.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of the reports and representations furnished to the Company during the year ended December 31, 2000, the Company believes that each of the persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), was in compliance with all applicable filing requirements, except that each of Steven S. Elbaum, Bragi
F. Schut and David S. Aldridge failed to file on a timely basis two reports, and Stewart H. Wahrsager failed to file on a timely basis one report, required by
Section 16(a) of the Exchange Act relating to their disposition of shares back to the Company to satisfy tax withholding obligations in respect of the exercise of certain options and vesting of certain restricted stock.

                           REPORT OF AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2000. The Audit Committee is comprised of three directors, all of whom qualify as independent directors under the rules and regulations of the New York Stock Exchange. The Audit Committee operates under The Alpine Group, Inc. Audit Committee Charter, a copy of which is attached hereto as Appendix A.

    The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2000 with the Company's management and Arthur Andersen LLP, the Company's independent auditors. The Audit Committee has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

    The Audit Committee has also received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards
No. 1 "Independence Discussions with Audit Committees" and has discussed with the auditors the auditors' independence.

    Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

INDEPENDENT AUDITORS' FEES

    For its 2000 services, Arthur Andersen LLP billed the Company the following fees:

       - Audit fees: $125,000 for services rendered for the review of the Company's quarterly financial statements and audit of the Company's annual financial statements for 2000, including all statutory audits.

       - All other fees: $155,000 for all other matters, which were primarily tax and employee benefit related.

                                                 Ernest C. Janson, Jr., CHAIRMAN
                                                  Kenneth G. Byers, Jr.
                                                  James R. Kanely

        PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, to audit the books and records of the Company for the current fiscal year. The affirmative vote of the holders of a majority in voting power of the outstanding shares of the Alpine Common Stock and 9% Preferred Stock present, or represented, and entitled to vote at the meeting, voting as a single class, will be required to ratify the appointment of Arthur Andersen LLP as independent certified public accountants of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO RATIFY SUCH APPOINTMENT.

    Representatives of Arthur Andersen LLP are expected to be available at the meeting of stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

    The Company's Board of Directors does not know of any other matters that may be brought before the meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                                 MISCELLANEOUS

    It is important that proxies be returned promptly. Stockholders who do not expect to attend the meeting in person are urged to mark, sign and date the accompanying proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded. Alternatively, in lieu of returning signed proxy cards, stockholders of record can vote their shares by telephone by following the instructions enclosed with this proxy statement.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company by December 31, 2001 in order to be considered for inclusion in the Company's proxy statement relating to such meeting.

                                          By Order of the Board of Directors,
                                          Stewart H. Wahrsager
                                          SECRETARY

New York, New York
November 21, 2001

                                                                      APPENDIX A

                             THE ALPINE GROUP, INC.
                            AUDIT COMMITTEE CHARTER

    The Audit Committee (the Committee) is a committee of the Board of Directors (the Board). Its primary functions are to assist the Board in fulfilling its oversight responsibilities by reviewing (i) the financial information which will be provided to the shareholders and others, (ii) the systems of internal control which management and the Board have established, (iii) the findings of internal audit, (if applicable), (iv) the external audit processes, and (v) other duties as designated by the Board.

    The Committee shall be comprised solely of at least three independent members of the Board who shall be appointed by the Board. Committee members and the Committee chairman shall be designated by the Board upon the recommendation of the Chairman of the Board. The Committee members shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company (based on the opinion of the Board or based on any applicable SEC, stock exchange or other regulations or standards). The members should have appropriate financial, business and/or industry background.

    In meeting its responsibilities the Committee is expected to:

1. Meet at least twice a year (i.e., before the audit begins and again before either the independent auditors have signed their report on the Company's year-end financial statements or year-end financial information is released to the public) or more frequently as circumstances require. Members of management and the independent auditors shall normally be asked to attend the meetings and provide pertinent information as appropriate.

2. Maintain an open line of communication between management, the independent auditors, the internal auditors (if applicable) and the Board.

3. Report to the Board at the next Board meeting and provide the Board with a copy of the minutes of the meeting.

4.  Review the adequacy of the Company's internal control structure.

5. Review the Company's processes for management's identification and control of key business, financial and regulatory risks.

6. Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board. The Audit Committee will also recommend to the Board the continuation and/or replacement of the independent auditors.

7. Review the independent auditors' proposed audit scope, audit approach and adequacy of resources.

8. Review the fee arrangements (prior year actual and current year estimate) of the independent auditors.

9. Obtain a formal written statement from the independent auditors delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1. Discuss with the auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors and take, or recommend that the full Board take, appropriate action to assure auditor independence.

10. Review the annual consolidated financial statements and related regulatory filings (e.g., Form 10-K), including "Management's Discussion and Analysis", the audit findings, including required audit communications under Auditing Standards AU Section 380 Communication, with the Audit Committee. Review the independent auditors' suggestions for improvements together with management's written response. (The suggestions may be discussed orally before the audit is completed and should be submitted in writing reasonably soon after the completion of the audit. Management's response should be submitted shortly thereafter).

11. Review significant accounting and regulatory issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

12. Review and assess:

    (a) Important new or revised financial-based corporate policy matters.

    (b) New or changed accounting/reporting practices.

    (c) Any legal matters that reasonably could have a significant impact on the Company's financial statements (discuss with Company counsel as appropriate).

    (d) Significant conflicts of interest and related party transactions.

13. Discuss with the independent auditors their judgment about the quality, not just the acceptability, of the Company's accounting principles as applied to its financial reporting.

14. Review the performance of the independent auditors and review any proposed change in that firm.

15. Include in the proxy statement a report, in the form required by the Securities and Exchange Commission, from the Committee discussing its activities and results of those activities.

16. Disclose in the proxy statement whether the Company has adopted a formal written charter.

17. The independent auditors should conduct an SAS 71 Interim Financial Review prior to the Company's filing of its Form 10-Q quarterly reports. The independent auditors should discuss with the Committee, or at least its chair, and a representative of financial management the matters described in AU Section 380, Communications with the Audit Committee, prior to filing of the Form 10-Q, (and preferably prior to any public announcement of financial results).

18. Review with management (and independent auditors, if appropriate), findings of any examinations by regulatory agencies, such as the Securities and Exchange Commission, Internal Revenue Service, Environmental Protection Agency, etc.

19. Review internal audit plans, resources and any significant changes in internal audit function or leadership.

20. Review the results of any internal audit reports issued during the period.

21. Meet at least annually with the independent auditors and the internal auditors (if applicable) in separate executive sessions.

22. Review management's monitoring of compliance with the Company's "Corporate Code of Conduct" (and the Foreign Corrupt Practices Act).

23. Review policies and procedures in effect for the review of officers' expenses and perquisites.

24. If necessary, institute special investigations and, if appropriate, hire special counsel and/or experts to assist.

25. Annually review (and update as necessary) the Audit Committee Charter.

    The Audit Committee may delegate specific powers and responsibilities to a member or members, who may exercise such powers and discharge such responsibilities as fully as if the same were exercised and discharged by the entire Audit Committee, subject, nevertheless, to the requirements and limitations of applicable law and regulation.

                             THE ALPINE GROUP, INC.
                  1790 BROADWAY, NEW YORK, NEW YORK 10019-1412
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Steven S. Elbaum, Bragi F. Schut and Stewart H. Wahrsager, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Capital Stock of The Alpine Group, Inc. (the "Company") held of record by the undersigned on November 15, 2001 at the Annual Meeting of Stockholders to be held on December 20, 2001 or any adjournment or postponement thereof.

            (CONTINUED, AND TO BE DATED AND SIGNED ON REVERSE SIDE)

                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

|X|  Please mark your
     votes as in this
     example using
     dark ink only.

                 GRANT authority   WITHHOLD authority
                 to vote for the     to vote for the
                   five nominees       five nominees
1.   ELECTION                                           Nominees: Kenneth G. Byers, Jr.
     OF FIVE         |_|                |_|                       Randolph Harrison
     DIRECTORS                                                    Steven S. Elbaum
                                                                  James R. Kanely
                                                                  Bragi F. Schut

STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY DRAWING
A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE. ANY PROXY EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

                                                  FOR    ABSTAIN  AGAINST
2.   Ratification of the appointment of
     Arthur Andersen LLP as the independent       |_|      |_|      |_|
     certified public accountants of the
     Company.

3.   Authority to vote in their discretion on     |_|      |_|      |_|
     such other business as may properly
     come before the meeting

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the proposals named above.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
      ENCLOSED ENVELOPE.

_________________________  __________________________  ________________________  __________________________
Signature of Stockholder   Print Name of Stockholder   Signature of Stockholder  Print Name of Stockholder

Date_______, 2001

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.